CERTIFICATE TO CLARIFY
REFERENCES TO COMMON STOCK

The Board of Directors of Interface, Inc. (the “Company”) has approved and adopted this Certificate to Clarify References to Common Stock to be filed and/or published with the Secretary of State of the State of Georgia as a part of the Company’s Restated Articles of Incorporation in order to facilitate the understanding by persons who may have occasion to refer to the Company’s Restated Articles of Incorporation about the Company’s simplifying future references to all of its shares of Common Stock, $0.10 par value per share (“Common Stock”), as simply “Common Stock” without the use of the now irrelevant prefixes of “Class A” and “Class B”.

A.           Pre-Existing Terms of Class A and Class B Common Stock

1. The Company’s Restated Articles of Incorporation provide that the total number of authorized shares of Common Stock of the Company include 80,000,000 shares of Class A Common Stock, $0.10 par value per share (“Class A Common Stock”), and 40,000,000 shares of Class B Common Stock, $0.10 par value per share (“Class B Common Stock”).

2. The Company’s Restated Articles of Incorporation provide that the Class A Common Stock and the Class B Common Stock shall be identical in all respects and the holders thereof shall have equal rights and privileges, except with respect to certain voting rights as described in Article V of the Company’s Restated Articles of Incorporation or as otherwise provided by applicable law, and that shares of Class B Common Stock may be converted at any time by a holder thereof into an equal number of shares of Class A Common Stock.

3. The Company’s Restated Articles of Incorporation further provide that, from and after the first date on which the number of issued and outstanding shares of Class B Common Stock constitutes less than 10% of the aggregate number of issued and outstanding shares of Common Stock (herein called the “Triggering Event”), the Class A Common Stock and the Class B Common Stock shall be deemed to be in all respects a single class of Common Stock, and no distinction whatsoever shall exist thereafter between the voting rights or any other rights or privileges of the holders of Class A Common Stock and Class B Common Stock.

B.           Occurrence of Triggering Event; Unification of Common Stock

1. On March 5, 2012, the Triggering Event occurred, as the cumulative result of a series of transactions that resulted in the conversion of some shares of Class B Common Stock into shares of Class A Common Stock such that, on that date, the number of issued and outstanding shares of Class B Common Stock constituted less than 10% of the aggregate number of issued and outstanding shares of Common Stock.

2. As a result of the Triggering Event, without the need for any further action by the Company or any other person, and without the provision for any action to revoke, suspend or otherwise counter the effect of the Triggering Event under Article V of the Company’s Restated Articles of Incorporation, the Class A Common Stock and Class B Common Stock irrevocably became, on March 5, 2012, a single class of Common Stock in all respects, with no distinction whatsoever between the voting rights or any other rights and privileges of the holders of Class A Common Stock and the holders of Class B Common Stock (the “Unification of the Common Stock”).

3. Because of the above irrevocable Unification of the Common Stock, any reference to “Class A Common Stock” or “Class B Common Stock” with respect to matters from and after March 5, 2012 would no longer refer to any difference among the subject shares or the rights or privileges of the respective holders thereof, and would be cumbersome and awkward and potentially confusing or misleading.

C.           Elimination of References to “Class A” and “Class B” Common Stock

1. To better reflect the Unification of the Common Stock, and to avoid awkwardness and possible confusion in referring to its Common Stock, the Company is eliminating, to the maximum extent possible, future uses of (or references to) the prefixes “Class A” and “Class B” in connection with the Common Stock, except that the Company may continue some such uses or references for purposes of clarity with respect to historical matters or to facilitate transition by certain stock listing or administrative services organizations whose systems or protocols may be based on the old designations for the Common Stock.

2. Consistent with the foregoing, the Company will coordinate with the NASDAQ Global Select Market, CUSIP Global Services and other relevant third party administrative services organizations to implement the elimination of uses of the prefixes “Class A” and “Class B” in connection with the shares of Common Stock as promptly and completely as practicable.

D.           Status of Existing Stock Certificates

For the removal of any doubt, and without limitation of the foregoing, all certificates that previously represented shares of Class A Common Stock or shares of Class B Common Stock represent, from and after March 5, 2012, simply shares of Common Stock in an equal number to the former shares of Class A Common Stock or Class B Common Stock, as the case may be, and there is no requirement to exchange any such certificate for a new certificate without the prefix “Class A” or “Class B”.

As adopted by resolution of the Board of Directors,
April 25, 2012.